Exhibit 10.23

07/07/2023
Robert Befidi [***]

Dear Robert,
I am delighted to extend you an offer of employment with DH Dental Employment Services LLC., (the “Company”) and am confident that your background and experience will allow you to make major contributions to the Company. We look forward to welcoming you to our dynamic team. As we discussed, your position would be President, Nobel Biocare, reporting to Amir Aghdaei, subject to periodic review.
Please allow this letter to serve as documentation of the offer extended to you.
Start Date: August 14, 2023
Work Location: Your work location will be your home office based in Dellwood, MN. However, you will be required to travel on a regular basis.
Base Salary: Your base salary will be paid at the annual rate of $550,000.00, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.
Incentive Compensation: You are eligible to participate in the Company's Incentive Compensation Plan (ICP) with a target bonus of 70% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. If you are hired on or before September 30th, you will be eligible for a pro-rated ICP bonus for the calendar year in which you become employed.
Stock Options, RSUs & PSUs (Annual Equity): A recommendation will be made to the Compensation Committee of Envista’s Board of Directors to grant you an equity award as part of its annual equity compensation program at its next regularly scheduled meeting after your Start Date at which equity awards are considered. The target award value of this grant will be $850,000.00. After the initial award, you will be considered for annual equity awards under Envista Holdings Corporation 2019 Omnibus Incentive Plan (“The Plan”) depending on factors such as, but not limited to, your job level and performance and the company’s eligibility criteria, which may change from time to time.
The target award value of any grant(s) is currently split between 25% in the form of Stock options and 25% in the form of restricted stock units (“RSUs”) and the remaining 50% in the form of performance stock units (“PSU”). The RSUs & Stock options will vest 1/3rd on each of the first three anniversaries of the grant date. Your PSUs will vest on the third anniversary of the grant date contingent on your continued employment through the vesting date and the satisfaction of performance through the end of fiscal year 2026. This equity award will be solely governed by the terms and conditions set forth in The Plan and in the particular form of award agreement required to be signed with respect to each award.
Envista cannot guarantee that any RSUs, stock options or PSUs granted to you will ultimately have any particular value or any value.
RSUs (Sign-On Equity): A recommendation will be made to the Compensation Committee of Envista Holdings Corporation’s (“Envista”) Board of Directors to grant you a sign-on equity award at its next regularly scheduled meeting after your Start Date at which equity awards are considered. The target award value of this sign-on grant would be $1,100,000.00. In addition, you will be eligible annually for an equity award under Envista’s equity compensation program.
The target award value of any grant(s) will be solely restricted stock units (“RSUs”). This sign on equity award will vest 1/3rd on each of the first three anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in Envista’s applicable stock plan and in the particular form of award agreement required to be signed with respect to each award.
Envista cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.

Signing Bonus: The Company will provide you a signing bonus equal to $600,000.00 that is payable in the first normal payroll date following the commencement of your employment with the Company. If employee voluntarily terminates his employment with, or is terminated by the Company for cause (as defined in the Signing Bonus Repayment Agreement), prior to January 1, 2024, employee shall repay the Company the full signing bonus received by employee ($600,000). If employee voluntarily terminates his employment with, or is terminated by the Company for cause (as defined in the Signing Bonus Repayment Agreement), between January 1, 2024 and August 1, 2024, a portion of the signing bonus in the total amount of $225,000 shall be repayable at a rate of 12.5% for each month ($28,125) from January 1, 2024 through to August 1, 2024 (the “Repayment Period”), prorated based on the number of [days] remaining in the Repayment Period divided by the total number of [days] in the Repayment Period. Payment of this bonus is conditioned on your execution of the enclosed Signing Bonus Repayment Agreement.

Supplemental Retirement / Deferred Compensation Benefit: You will be eligible to participate in Envista’s executive supplemental retirement/deferred compensation program. This program is a nonqualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or ICP bonus or both). The terms of this program closely mirror those of the Company’s qualified 401(k) plan. Vesting requirements and your participation in the program are subject to all of the terms and conditions set forth in the plan. Additional information on the program will be provided to you by Fidelity after you join the Company.
Relocation: If Brea, CA headquarters is determined to be a more appropriate location for your role to be based in the future, the Company will provide you a one-time cash payment of $360,000, as well as relocation benefits through Aires, our third-party relocation services company. A relocation decision will be made by the Company in 2024. If you are required to relocate to Brea, CA, you will be given reasonable notice and the agreed upon moving date will be between June 1, 2024 and August 30, 2024.
Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. Information about our various benefit programs is enclosed.
Permissive Time Off: We are pleased to offer a Permissive Time Off policy to our exempt employees. The permissive approach is a method for paid time off where you take time off when you need it, without having to earn or accrue vacation or sick hours. You may take time off for vacation, sickness, personal business or achieving a work-life balance. You will be required to coordinate all time off with your manager, while ensuring you meet your goals and objectives at a satisfactory level.
At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.
Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below:
-Criminal History Questionnaire
-Certification of Compliance of Obligations to Prior Employers
-Certification of Envista Holdings Corporation Code of Conduct
-Agreement Regarding Fair Competition and Protection of Proprietary Interests
-Signing Bonus Repayment Agreement
-Relocation Repayment Agreement

Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.
I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact Marisa Terpkosh at marisa.terpkosh@envistaco.com.

Sincerely yours,

/s/ Jim McGillivary
SVP, Envista Business Operations

Acknowledgement
Please acknowledge that you have read, understood and accept this offer by signing and returning it to me, along with the above referenced signed documents no later than 07/11/2023, and in no event after your employment start date.

Signature:

/s/ Robert Befidi, Jr.
Date: July 7, 2023

CERTIFICATION OF COMPLIANCE OF OBLIGATIONS TO PRIOR EMPLOYERS

I HEREBY CERTIFY THE FOLLOWING:

1.I will not disclose to DH Dental Employment Services, LLC (the “Company”) or use in my work at the Company, any confidential information and/or trade secrets belonging to others, including my prior employers.

2.I have deleted or returned to my prior employer all hard copies of and electronic versions of confidential information of my prior employer. This includes checking my phone (including texts, photographs, and note taking apps), personal email accounts, tablets, personal computers, personal cloud-based storage accounts, removable storage drives, and any other source where I may have inadvertently retained confidential material from my prior employer. To the extent I inadvertently still have any materials from my prior employer. I understand I need to notify the Legal Department immediately of their existence and location. I further understand I am not to access these files in any way.

3.Until such time as I am issued and receive a Company computer, in the interim I may use my personal computer in my work at the Company. I represent that my personal computer is free from confidential information belonging to any 3rd party, including my prior employers. I understand that using my personal computer in my work at the Company comes with a certain risks and in the event that Company requests to take an image of my computer or run a forensics analysis of the hard drive, I will comply with this request.

4.After my initial contact with the Company, I have not copied, downloaded, removed, taken pictures of, or e-mailed to myself improperly any confidential information belonging to my prior employer.

5.I have not retained any confidential information, records or documents in hard copies or an electronic format from a prior employer.

6.I am not subject to any restrictive covenants or obligations that would prevent me from fully performing my duties for the Company.

7.I will immediately inform my Supervisor at the Company and its designated legal representative, if any, in writing if I am asked to reveal any confidential information belonging to others.

8.I am being hired for my general skills and knowledge in the industry rather than any confidential or proprietary information that I may have had access to or possessed prior to my relationship with the Company. I have been expressly told by the Company that it is not hiring me for any confidential information I may possess and that it does not want me to reveal any confidential information belonging to others.

9.I have been instructed by the Company to consult with my personal attorney before accepting employment with the Company and cannot rely upon any information provided to me by the Company or its counsel regarding any obligations I may owe to any prior employer.

10.I understand that I may be subject to discipline, including termination of my employment with the Company, if I have falsely certified the information herein or do not follow the certifications I have made herein.

Signature:

/s/ Robert Befidi, Jr.
Date: July 7, 2023

Signing Bonus Repayment Agreement
This Signing Bonus Repayment Agreement (“Agreement”) must be signed by employee and received by the Human Resources Department of DH Dental Employment Services LLC.; (the “Company”) as a condition of paying employee any signing bonus.
The Company will provide you a signing bonus equal to $600,000.00 that is payable in the first normal payroll date following the commencement of your employment with the Company. If employee voluntarily terminates his employment with, or is terminated by the Company for cause (as defined below), prior to January 1, 2024, employee shall repay the Company for the entire gross amount of the signing bonus received by employee ($600,000). If employee voluntarily terminates his employment with, or is terminated by the Company for cause (as defined below), between January 1, 2024 and August 1, 2024, a portion of the signing bonus in the total amount of $225,000 shall be repayable at a rate of 12.5% for each month ($28,125) from January 1, 2024 through to August 1, 2024 (the “Repayment Period”), prorated based on the number of [days] remaining in the Repayment Period divided by the total number of [days] in the Repayment Period.
Employee agrees and authorizes the Company to withhold any amount owed by Employee per the above, from any salary, wages, vacation pay, bonuses, expense reimbursements or other form of compensation the Company owes Employee, to the extent permitted by applicable law. Additionally, Employee agrees that any amount owed (as defined above) to the Company not collected from such withholding will be repaid to the Company within 30 days of the separation date.
Where feasible, the Company may be able to reverse a portion of the taxes paid if the repayment is made during the same calendar year the bonus was paid. Employee understands, however, that the Company has no obligation to do so and that Employee is responsible for repaying the Company the full amount of the Signing Bonus payment made by the Company consistent with the terms above. In any action to enforce this Agreement, the prevailing party will be entitled to its costs and reasonable attorney’s fees.
Nothing in this Agreement is intended to create a contract of employment between the Employee and the Company, or to modify the at- will basis of employee’s employment.
For purposes of this Agreement, termination for “cause” shall mean termination for a violation of Company policy or Code of Conduct, excessive absences, failure or refusal to perform the job in a satisfactory manner, dishonesty, misconduct, or other intentional conduct that is detrimental to the business interests of the Company or has an adverse effect on the name or public image of the Company, as determined at the Company’s sole discretion.

In the event that Employee receives payment(s) in excess of the bonus amount that they are eligible to receive, Employee shall promptly repay all such amounts to the Company, unless expressly authorized in writing by the Company as an exception. In addition, Employee authorizes the Company to withhold such amounts from any payment(s) owed to Employee, as described further below. If the excess payment(s) were caused by employee’s intentional misrepresentation or misconduct, employee may be subject to discipline by the Company, up to and including termination of employment.

Envista Company/Employer: DH Dental Employment Services LLC.

Signature:

/s/ Robert Befidi, Jr.
Date: July 7, 2023

Human Resources
Print Name: Marisa Terpkosh Date: 07/07/2023